Exhibit 4.5
WARRANT
THIS WARRANT (THE “WARRANT”) IS ISSUED PURSUANT TO THE TERMS OF THE PROVISIONS OF A WARRANT PURCHASE AGREEMENT (THE “AGREEMENT”) BETWEEN SONICS, INC. (THE “COMPANY”) AND THE INITIAL WARRANT HOLDER. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE COMPANY. THIS SECURITY WAS SOLD IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Company:	Sonics, Inc., a Delaware corporation
Number of Shares:	411,496 shares of Series C Preferred Stock
Class of Stock:	Series C Preferred Stock
Exercise Price:	$0.7287 per share
Issue Date:	December 12, 2005
Expiration Date:	December 12, 2015
          The term “Holder” shall initially refer to Partners for Growth, L.P., a Delaware limited partnership, which is the initial holder of this Warrant and shall further refer to any subsequent permitted holder of this Warrant from time to time.
          The Company does hereby certify and agree that, for the agreed sum of $6,000 and for other good and valuable consideration, Holder, or its permitted successors and assigns, hereby is entitled to purchase from Sonics, Inc. (the “Company”) 411,496 shares of Series C Preferred Stock. All shares issuable hereunder shall be duly authorized, validly issued, fully paid and non-assessable. The shares of Company capital stock issuable hereunder and subject to the provisions of this Warrant are termed “Warrant Stock” or the “Warrant Shares”.
Section 1. Term, Price and Exercise of Warrant.
          1.1 Term of Warrant. This Warrant shall be exercisable for a period of ten (10) years after the date hereof (hereinafter referred to as the “Expiration Date”).
          1.2 Exercise Price. The price per share at which the Warrant Stock is issuable upon exercise shall be $0.7287, in the case of Series C Preferred Stock, subject to adjustment from time to time as set forth herein (the “Exercise Price”).
          1.3 Exercise of Warrant.

          (a) This Warrant may be exercised or converted, in whole or in part, upon surrender to the Company at its then principal offices of this Warrant, together with the form of Election to Exercise attached hereto as Exhibit A duly completed and executed, and upon payment to the Company of the Exercise Price for the number of Warrant Shares in respect of which this Warrant is then being exercised.
          (b) Payment of the aggregate Exercise Price may be made (i) in cash or by cashier’s or bank check or (ii) by converting this Warrant through a Cashless Exercise (as defined herein). Upon a “Cashless Exercise” Holder shall receive shares of Series C Preferred Stock on a net basis such that, without the payment of any funds, Holder shall surrender this Warrant in exchange for the number of shares of Series C Preferred Stock, as applicable, equal to “X” (as defined in the equation below):

X =	Y * (A-B)

A
Where
          X    =   the number of shares of Series C Preferred Stock, to be issued to Holder.
          Y    =   the number of shares of Series C Preferred Stock, subject to exercise under this Warrant
          A    =    the fair market value of one share of the Company’s Series C Preferred Stock.
          B    =   the Exercise Price (as adjusted to the date of such calculations).
          (c) For purposes of this Warrant, the fair market value of one share of Warrant Stock shall be, if the Company’s common stock (the “Common Stock”) becomes listed on a stock exchange or over-the-counter market, the highest average closing sale price reported on such exchange or over-the-counter market for any five (5) consecutive trading day period during the twenty (20) trading day period prior to the earlier of the day Holder delivers its Election of Exercise to the Company or the date of determination of fair market value (or, if the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in each case, multiplied by the number of shares of Common Stock into which a share of Warrant Stock is convertible. If the Common Stock is not traded over-the-counter or on an exchange, the fair market value of the Warrant Stock shall be the price per share which the Company could obtain from a willing buyer for shares of Warrant Stock sold by the Company from its authorized but unissued shares, as the Board of Directors of the Company shall determine in its reasonable good faith judgment. In the event that Holder elects to convert the Warrant Shares through Cashless Exercise in connection with a transaction in which the Warrant Stock is converted into or exchanged for another security, Holder may effect a Cashless Exercise directly into such other security.

          (d) Subject to Section 2 hereof, upon surrender of this Warrant and the duly completed and executed form of Election to Exercise and payment of the Exercise Price or conversion of this Warrant through Cashless Exercise, the Company shall cause to be issued and delivered within five (5) business days to Holder or such other person as Holder may designate in writing a certificate or certificates for the number of Warrant Shares so purchased upon the exercise or conversion of this Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares of Common Stock as of the date of the surrender of this Warrant, and the duly completed and executed form of Election to Exercise, and payment of the Exercise Price or conversion of this Warrant through Cashless Exercise; provided, that if the date of surrender of this Warrant and payment of the Exercise Price is not a business day, the certificates for the shares of Common Stock shall be issued as of the next business day (whether before or after the Expiration Date), and, until such date, the Company shall be under no duty to cause to be delivered any certificate for such shares of Common Stock or for shares of such other class of stock. If this Warrant is exercised or converted in part, a new warrant of the same tenor and for the number of Warrant Shares not exercised or converted shall be executed by the Company.
          1.4 Fractional Interests. The Company shall not be required to issue fractions of shares of Warrant Stock upon the exercise of this Warrant. If any fraction of a share of Warrant Stock would be issuable upon the exercise of this Warrant (or any portion thereof), the Company shall purchase such fraction for an amount in cash equal to the fair market value of such fractional share, as such value is determined under Section 1.3(c) above.
          1.5 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one share of Warrant Stock (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.3 above as to Warrant Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Warrant Stock (or such other securities) issued upon such conversion to Holder.
          1.6 Cap on Return. Upon a liquidation (or deemed liquidation) of the Company, once Holder has received liquidation consideration (inclusive of any dividends paid to Holder prior to such liquidation) equal to 3 times: (i) the purchase price of this Warrant, plus (ii) the aggregate exercise or conversion price of the Warrant that is exercised or converted by Holder, Holder shall surrender such Series C Preferred Stock (or Common Stock, to the extent that Holder has converted into Common Stock) to the Company and shall have no further rights associated with such stock.
Section 2. Exchange and Transfer of Warrant.

          2.1 Transfer of Warrant. This Warrant and the Warrant Stock issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Warrant Stock) may be transferred, in whole or in part, without restriction, subject to Holder’s delivery of an opinion of counsel that such transfer is in compliance with applicable securities laws; provided, however, that an opinion of counsel shall not be required if the transfer is to an Affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale. A transfer may be registered with the Company by submission to it of this Warrant, together with the annexed Assignment Form attached hereto as Exhibit B duly completed and executed. After the Company’s receipt of this Warrant and the Assignment Form so completed and executed, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Exercise Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new holder’s name. In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Warrant not so transferred and that otherwise is upon the same terms and conditions as this Warrant. Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the holder of the new warrant issued for the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new warrant representing the portion of this Warrant so transferred. Subject to compliance with the requirements of the first sentence of this Section 2.1, and upon providing Company with written notice, any subsequent Holder of this Warrant or any part hereof may transfer all or part of this Warrant or the Warrant Stock issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Warrant Stock) to any transferee, provided, however, in connection with any such transfer, any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).
          2.2 Loss, Theft, Etc. In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to Holder in substitution therefor upon the Company’s receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement reasonably satisfactory in form and substance to the Company. In the event of the mutilation of or other damage to the Warrant, the Company shall execute and deliver an identical new warrant to Holder in substitution therefor upon the Company’s receipt of the mutilated or damaged Warrant.
          2.3 Costs. The Company shall pay all costs and expenses incurred in connection with the exercise, exchange, transfer or replacement of this Warrant,

including, without limitation, the costs of preparation, execution and delivery of a new warrant and of stock certificates representing all Warrant Shares; provided, that Holder shall pay all stamp and other transfer taxes payable in connection with the transfer or replacement of this Warrant.
Section 3. Certain Covenants.
          3.1 Reservation of Shares. The Company shall at all times reserve for issuance and keep available out of its authorized and unissued shares of Series C Preferred Stock and Common Stock, solely for the purpose of providing for the exercise of this Warrant, such number of shares of Warrant Stock (and Common Stock issuable upon conversion thereof) as shall from time to time be sufficient therefor.
          3.2 Non-Avoidance. The Company will not, by amendment of its Certificate of Incorporation, Charter or Bylaws or through reorganization, consolidation, merger, sale of assets or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the foregoing, the Company (i) will not increase the par value of any shares of capital stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of capital stock upon the exercise of this Warrant.
          3.3 Benefits of Series C Preferred Stock. The Company agrees that the Warrant Shares shall have the benefit of all rights enjoyed by the Series C Preferred Stock on the date hereof, when authorized and issued, including without limitation, registration rights pursuant to and as set forth in any Investor Rights Agreement in effect, or any other agreements granting registration rights and any and all other amendments thereto or similar agreements and all other rights granted to the holders of such securities. The provisions set forth in such agreement in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder, unless such amendment, modification or waiver affects the rights associated with the Warrant Stock in exactly the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Warrant Stock.
Section 4. Adjustments.
          4.1 Adjustments. In order to prevent dilution of the rights granted hereunder, the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 4. Upon each adjustment of the Exercise Price pursuant to this Section 4, Holder shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of the Company’s capital stock obtainable by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of the Company’s capital stock acquirable immediately prior to such adjustment and dividing the product thereof by the new Exercise Price resulting from such adjustment.

          4.2 Subdivisions, Combinations and Stock Dividends. If the Company declares or pays a dividend on the Warrant Stock payable in Common Stock, or other securities, then upon exercise of this Warrant, for each Warrant Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Warrant Stock of record as of the date the dividend occurred. If the Company subdivides the Warrant Stock by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Warrant Stock is convertible, the number of shares purchasable hereunder shall be proportionately increased and the Exercise Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased.
          4.3. Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Series C Preferred Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for such securities, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby Holder shall have the right to acquire and receive upon exercise of this Warrant (or at the option of Holder, the right to receive a new and equivalent Warrant for) such shares of stock, securities, cash or other property issuable or payable as part of the reorganization, reclassification, consolidation, merger or sale with respect to or in exchange for such number of outstanding shares of the Company’s capital stock as would have been received upon exercise of this Warrant at the Exercise Price then in effect. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Warrant Stock to Common Stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s Common Stock. Upon the occurrence of such an event, the Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 4 shall similarly apply to successive reclassifications, exchanges, substitutions and other events. Notwithstanding anything to the contrary set forth in this Warrant, the Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument promptly mailed or delivered to Holder, the obligation to deliver such shares of stock, securities or assets that Holder may be entitled to purchase in accordance with the foregoing provisions. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding voting stock of the Company, the Company shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale Holder shall have been given a reasonable opportunity to then elect to receive upon the exercise of this Warrant either the stock, securities or assets then issuable with respect to holders of the Warrant Stock or the stock, securities or assets, or the equivalent, issued to previous holders of the Warrant Stock in accordance with such offer. For purposes hereof the term “Affiliate” with respect to any given person shall mean any person holding 10% or more of the securities of the given person, or a person controlling, controlled by or under common control with the given person.
          4.4. Notice of Certain Events In the event that the Company shall:
          (1) declare or propose to declare any dividend upon its capital stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or
          (2) offer for sale any additional shares of any class or series of the Company’s capital stock or securities exchangeable for or convertible into such capital stock in any transaction that would give rise (regardless of waivers thereof) to pre-emptive rights of any class or series of stockholders, or
          (3) effect or approve any reclassification or recapitalization of the capital stock of the Company, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), or
          (4) offer holders of registration rights the opportunity to participate in any public offering of the Company’s securities, then, in connection with such event, the Company shall give to Holder:
          (i) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) or (2) above, or for determining rights to vote in respect of the matters referred to in (3) above; and
          (ii) in the case of the matters referred to in (3) above, at least ten (10) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with this clause (ii) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of Holder; and
          (iii) in the case of the matter referred to in (4) above, the same notice as is given or required to be given to the holders of such registration rights.
          4.5. Adjustment for Dilutive Issuances. The number of shares of Common Stock issuable upon conversion of the Warrant Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Warrant Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Series C Preferred Stock in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Warrant Shares in exactly the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Warrant Shares.
          4.6. Duty to Make Fair Adjustment. If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the Exercise Price as otherwise determined pursuant to any of the provisions of this Section 4, except in the case of a combination of shares of a type contemplated in Section 4.2 and then in no event to an amount larger than the Exercise Price as adjusted pursuant to Section 4.2.
          4.7. Officers’ Statement as to Adjustments. Whenever the Exercise Price and/or number of shares of Series C Preferred Stock subject to the Warrant is required to be adjusted as provided in Section 4, the Company shall forthwith file at each office designated for the exercise of this Warrant a statement, signed by the Chief Executive Officer or Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment, the Exercise Price and number of Warrant Shares (or other securities) that will be effective after such adjustment; provided, however, such statement shall not be required to the extent detailed information demonstrating such adjustment is available through the Company’s reports filed with the Securities and Exchange Commission. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder of this Warrant at its address appearing herein or otherwise on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 4.4, such notice shall be included as part of the notice required to be mailed and published under the provisions of Section 4.4.
          4.8 Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to Section 4, Holder thereafter shall become entitled to receive any shares of the Company, other than Series C Preferred Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the such Series C Preferred Stock contained in Section 4.
Section 5. Rights and Obligations of the Warrant Holder.
     Except to the extent otherwise specified in this Warrant, this Warrant, until exercised, shall not entitle Holder to any rights of a stockholder in the Company.
Section 6. Restrictive Stock Legend.
     This Warrant and the Warrant Shares have not been registered under any securities laws. Accordingly, any stock certificates issued pursuant to the exercise of this Warrant shall (until receipt of an opinion of counsel that such legend is no longer necessary) bear the following legends:
THIS WARRANT AND THE WARRANT SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.
THIS WARRANT (AND ANY SERIES C STOCK ISSUED UPON EXERCISE HEREOF) IS SUBJECT TO A STRICT LIMITATION ON ECONOMIC RETURN AS SET FORTH IN SECTION 1.6 EQUAL TO THREE (3) TIMES ITS APPLICABLE AGGREGATE EXERCISE OR CONVERSION PRICE. ANY TRANSFEREE OF THIS WARRANT (AND ANY SERIES C STOCK ISSUED UPON EXERCISE HEREOF) WILL BE SUBJECT TO THE SAME RESTRICTION AS THE INITIAL HOLDER AND MAY RECEIVE LESS THAN SUCH RETURN TO THE EXTENT THE TRANSFEROR RECEIVED ANY RETURN UNDER THIS WARRANT (AND ANY SERIES C STOCK ISSUED UPON EXERCISE HEREOF) PRIOR TO ITS TRANSFER.

Section 7. Notices.
     Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by e-mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received) or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communication shall be:
     If to the Company:
Sonics, Inc.
Attn: Marty Kovacich
Chief Financial Officer
1098 Alta Avenue, Suite 101
Mountain View, California 94043
Fax: (650) 938-2577
     with a copy to:

David Wilson
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304-1018
Fax: (650) 494-0792
     If to Holder:
Partners for Growth, L.P.
180 Pacific Avenue
San Francisco, California 94111
Attention: Lorraine Nield
Fax: (415) 781-0510
with a copy to
Benjamin Greenspan, Esq.
620 Laguna Road
Mill Valley, CA 94941
Fax: (415) 358-4780
Email: bg2@greenspan.org
Each party hereto may from time to time change its address for notices under this Section 8 by giving at least 10 days’ notice of such changes address to the other party hereto.
Section 8. Amendments and Waivers.
     This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
Section 9. Applicable Law.
     This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to applicable conflicts of laws principles.
Section 10. Construction.
     The terms of the Warrant Purchase Agreement to which this Warrant is attached as Exhibit 1 are incorporated by reference herein. Terms used but not defined herein have the meaning set forth in the Warrant Purchase Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the day and year first above written.
Sonics, Inc.

By:	/s/ Grant A. Pierce

Name:	Grant A. Pierce

Title:	President and CEO

Exhibit A
To: Sonics, Inc.
               ELECTION TO EXERCISE
1. The undersigned hereby exercises its right to subscribe for and purchase                                          fully paid, validly issued and nonassessable shares of Series C Preferred Stock covered by the attached Warrant and tenders payment herewith in the amount of $                                         in accordance with the terms thereof.
or
1. The undersigned hereby elects to convert the attached Warrant into:
          (a) fully paid, validly issued and nonassessable shares of Series C Preferred Stock by Cashless Exercise in the manner specified in Section 1.3 of the attached Warrant. This conversion is exercised with respect to                      of shares.
     [Strike the paragraph above that does not apply.]
     [Strike the paragraph above that does not apply.]
, and requests that certificates for such shares be issued in the name of, and delivered to:

Date:		[Holder]

By
Name:
Title:

Exhibit B
ASSIGNMENT FORM
To: Sonics, Inc.
     The undersigned hereby assigns and transfers this Warrant to

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and postal code)

and irrevocably appoints                                                                                                       to transfer this Warrant on the books of the Company.

Date:	Partners For Growth, L.P.

By

Name: , Manager of
Partners for Growth, LLC, Its General Partner